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Exhibit 23.2

        The accompanying consolidated financial statements give effect to a 34.22553019-for-one split of the outstanding common stock of Rockwood Holdings, Inc. that will take place prior to the offering. The following report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 34.22553019-for-one stock split of the Company's outstanding common stock described in the last paragraph of Note 12 to the consolidated financial statements and assuming from June 28, 2005 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosures therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        "We consent to the use in this Amendment No. 2 to Registration Statement No. 333-122764 of our report dated May 13, 2005 (June 28, 2005 as to the effects of the restatement discussed in Note 20 and July XX, 2005 as to the effects of the last paragraph of Note 12) related to the financial statements of Rockwood Holdings, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 13, 2005 (June 28, 2005 as to the effects of the restatement discussed in Note 6) related to the financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

Parsippany, New Jersey
July XX, 2005"

Parsippany, New Jersey
June 28, 2005

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  Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM